SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

--------------------------------------------------------------------------------

                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): August 7, 1998 (June 12, 1997)



                           IRON MOUNTAIN INCORPORATED
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)


                                    Delaware
                                    --------
         (State or Other Jurisdiction of Incorporation or Organization)


            0-27584                                      04-3107342
            -------                                      ----------
    (Commission file number)                (I.R.S. Employer Identification No.)


                      745 Atlantic Avenue, Boston, MA 02111
                      -------------------------------------
          (Address of Principal Executive Offices, Including Zip Code)


                                 (617) 357-4455
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K/A amends and restates, in its entirety, the Current Report on Form 8-K (date of report July 10, 1998), which was filed with the Securities and Exchange Commission on July 10, 1998. All share and per share data has been restated to reflect the three-for-two stock split as previously reported on the Form 8-K filed with the Securities and Exchange Commission on July 10, 1998.


Item 2.  Acquisition or Disposition of Assets

National Underground Storage, Inc.


On July 1, 1998, as previously reported on the Form 8-K filed with the Securities and Exchange Commission on July 10, 1998, National Underground Storage, Inc. ("NUS") merged with and into a wholly owned subsidiary of Iron Mountain Incorporated (the "Registrant," "Iron Mountain" or the "Company") pursuant to an Agreement and Plan of Merger dated June 5, 1998 among NUS and the Registrant's wholly owned subsidiary.

Consideration was comprised of approximately $29 million in cash and assumed debt. The funds used for the consideration were comprised of a portion of the net proceeds from the Registrant's public offering (the "Equity Offering") of
6.0 million shares of its Common Stock, $.01 par value per share (the "Common Stock") and borrowings under the Registrant's $250 million revolving credit facility dated September 27, 1997, as amended, among the Registrant, various financial institutions and The Chase Manhattan Bank, as administrative agent for such lenders (the "Credit Agreement").


The assets acquired by the Registrant included real property, tangible personal property (consisting primarily of office equipment, furniture and fixtures, motor vehicles, racking and shelving) and intangible personal property regularly used in NUS's records management business. The Registrant intends to use the acquired property and equipment in the operation of its records management business.

Arcus Group, Inc.


On January 6, 1998, as previously reported on the Form 8-K filed with the Securities and Exchange Commission on January 13, 1998, the Registrant, Arcus Group, Inc. ("AGI"), United Acquisition Company ("UAC") and Arcus Technology Services, Inc. ("ATSI" and together with AGI and UAC, "Arcus") consummated the transactions contemplated by a certain Agreement and Plan of Merger among the Registrant and Arcus dated September 26, 1997.


In consideration, the Registrant issued approximately 2.2 million shares of its Common Stock valued at $39.4 million and options to purchase approximately 0.9 million shares of its Common Stock valued at $15.6 million. In addition, Iron Mountain paid cash and assumed debt totaling $98.7 million. The funds used for the consideration were comprised of a portion of the net proceeds from the sale of the Registrant's $250 million in aggregate principal amount of 8.75% Senior Subordinated Notes due 2009 (the "1997 Notes") and borrowings under the Credit Agreement.

HIMSCORP, Inc. and Subsidiaries


On October 31, 1997, as previously reported on the Form 8-K/A filed with the Securities and Exchange Commission on November 10, 1997, the Registrant acquired all of the outstanding capital stock of HIMSCORP (d/b/a Record Masters). Total consideration was $88.4 million consisting of 1.8 million shares of Iron Mountain Common Stock valued at $36.0 million and cash and assumed indebtedness of $52.4 million. The cash consideration was financed primarily by a portion of the net proceeds from the sale of the 1997 Notes.


Allegiance Business Archives, Ltd.


On October 1, 1997, as previously reported on the Form 8-K filed with the Securities and Exchange Commission on October 16, 1997, Iron Mountain Records Management, Inc. ("IMRM"), a wholly owned subsidiary of the Registrant, acquired all of the outstanding capital stock of Allegiance Business Archives, Ltd. ("Allegiance"), a New Jersey Corporation, for $8.8 million in cash, pursuant to a Stock Purchase and Sale Agreement dated July 29, 1997 among IMRM and the Stockholders of Allegiance Business Archives, Ltd. The cash consideration was financed primarily by borrowings under the Registrant's Credit Agreement.


Records Retention/FileSafe


On October 2, 1997, as previously reported on the Form 8-K filed with the Securities and Exchange Commission on October 16, 1997, IMRM purchased certain assets, including real property, and assumed certain liabilities of Records Retention/FileSafe ("FileSafe"), a California limited partnership, for $45.1 million in cash and assumed debt pursuant to an Asset Purchase and Sale Agreement dated August 20, 1997, among IMRM and FileSafe. The cash consideration was financed primarily by borrowings under the Credit Agreement.


Safesite Records Management Corporation


As previously reported on the Form 8-K/A filed with the Securities and Exchange Commission on August 26, 1997, Safesite Records Management Corporation ("Safesite"), a Delaware corporation, merged with and into Iron Mountain/Safesite, Inc., a wholly owned subsidiary of the Registrant, effective June 12, 1997, pursuant to an Agreement and Plan of Merger dated February 19, 1997, as amended, among the Registrant, Iron Mountain/Safesite, Inc. and Safesite. In addition, wholly owned subsidiaries of the Registrant also acquired certain real property from a trust for the benefit of the controlling stockholders of Safesite.


The total consideration paid by the Registrant, including transaction costs, was $62.0 million. The consideration consisted of 2.7 million shares of Common Stock and options to purchase Common Stock valued at $45.0 million and cash of $17.0 million financed primarily by borrowings under the Credit Agreement.

Item 5.  Other Information


On June 30, 1998, the Company's Board of Directors authorized and approved a three-for-two stock split effected in the form of a dividend on the Company's Common Stock. Shares of the Common Stock were issued on July 31, 1998 to all stockholders of record as of the close of business on July 17, 1998. In order to prevent dilution of shares of Common Stock registered pursuant to the Company's Registration Statement on Form S-8 dated April 9, 1997 (File No. 333-24803) and the Company's Registration Statement on Form S-8 dated August 8, 1997 (File No. 333-33191) in connection with the Company's 1995 Stock Incentive Plan (the "Stock Incentive Plan S-8's") the number of shares of Common Stock registered under the Stock Incentive Plan S-8's is increased from 1,400,000 shares of Common Stock to 2,100,000 shares of Common Stock. In order to prevent dilution of shares of Common Stock registered pursuant to the Company's Registration Statement on Form S-8 dated January 8, 1998 (File No. 333-43901) in connection with the Iron Mountain/UAC 1995 Stock Option Plan and the Iron Mountain/ATSI Stock Option Plan (the "UAC/ATSI Stock Option Plan S-8") the number of shares of Common Stock registered under the UAC/ATSI Stock Option Plan S-8 is increased from 589,987 shares of Common Stock to 884,935 shares of Common Stock. Concurrently with the filing of this Form 8-K/A, the Company intends to file a Registration Statement on Form S-8 registering an additional 900,000 shares of Common Stock under the Company's 1995 Stock Incentive Plan, bringing the total number of shares of Common Stock registered Stock under the Company's 1995 Stock Incentive Plan to 3,000,000. Also on August 3, 1998, the Company filed Post-Effective Amendment No. 1 to its Registration Statement on Form S-4 filed on January 13, 1998 (File No. 333-44187) to register the additional 337,164 shares of Common Stock issuable as a result of the stock split.



Item 7.  Financial Statements and Exhibits

(a)      Financial Statements of the Businesses Acquired:

         National Underground Storage, Inc.



                                                                                     Page
                                                                                     ----
                  Independent Auditors' Report                                        8
                  Balance Sheets as of December 31, 1997 and 1996                     9
                  Balance Sheet as of June 30, 1998 (unaudited)                       9
                  Statements of Operations for the years ended December 31, 1997
                  and 1996                                                           10
                  Statements of Operations for the six months ended June 30,
                  1998 and 1997 (unaudited)                                          10
                  Statements of Changes in Stockholders' Equity for the years
                  ended December 31, 1997 and 1996                                   11
                  Statements of Cash Flows for the years ended December 31, 1997
                  and 1996                                                           12
                  Statements of Cash Flows for the six months ended June 30,
                  1998 and 1997 (unaudited)                                          12
                  Notes to Financial Statements                                      13


         Arcus Technology Services, Inc.

                  The audited financial statements of ATSI as of December 31, 1997 and 1996 and for the five month period ended December 31, 1995 and each of the two years ended December 31, 1997, and of Arcus, Inc. (the "Predecessor Company") for the seven month period ended July 31, 1995, were previously filed on the Form 8-K filed with the Securities and Exchange Commission on March 9, 1998.

         HIMSCORP, Inc. and Subsidiaries


                  The audited financial statements as of December 31, 1995 and 1996 and for the period from February 1, 1995 (commencement of operations) to December 31, 1995 and the year ended December 31, 1996, and the unaudited financial statements as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997, were previously filed on the Form 8-K filed with the Securities and Exchange Commission on November 25, 1997.


         Allegiance Business Archives, Ltd.


                  The audited financial statements as of and for the year ended December 31, 1996, and the unaudited financial statements as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997, were previously filed on the Form 8-K filed with the Securities and Exchange Commission on November 25, 1997.


         Records Retention/FileSafe


                  The audited financial statements as of and for the years ended December 31, 1995 and 1996, and the unaudited financial statements as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997, were previously filed on the Form 8-K filed with the Securities and Exchange Commission on November 25, 1997.


         Safesite Records Management Corporation


                  The audited financial statements as of December 31, 1995 and 1996 and for each of the three years ended December 31, 1996, were previously filed in the Registrant's Registration Statement on Form S-4, as amended, filed with the Securities and Exchange Commission on April 4, 1997 (Reg. No. 333-24635). The unaudited financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997, were previously filed on the Form 8-K/A filed with the Securities and Exchange Commission on August 26, 1997.


                                                                            Page
                                                                            ----
(b)      Pro Forma Financial Information:                                     20

             Pro Forma Condensed Consolidated Balance Sheet as of
             June 30, 1998 (Unaudited)                                        21

             Pro Forma Condensed Consolidated Statement of
             Operations for the Six Months Ended June 30, 1998
             (Unaudited)                                                      22

             Pro Forma Condensed Consolidated Statement of
             Operations for the Year Ended December 31, 1997
             (Unaudited)                                                   23-24

             Notes to the Pro Forma Condensed Consolidated
             Financial Statements (Unaudited)                              25-27



(c)      Exhibits:

         Exhibit 2.1 Agreement and Plan of Merger, dated as of February 19, 1997, by and among Iron Mountain, IM-1 Acquisition Corp. and Safesite Records Management Corporation filed as an exhibit to Iron Mountain's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Securities and Exchange Commission (File No. 0-27584).

         Exhibit 2.2 Amendment No. 1 to Agreement and Plan of Merger, dated as of April 1, 1997, by and among Iron Mountain, IM-1 Acquisition Corp. and Safesite Records Management Corporation filed as an exhibit to Iron Mountain's Registration Statement No. 333-24635 filed with the Securities and Exchange Commission on April 4, 1997, as amended on May 7, 1997 and May 13, 1997.

         Exhibit 2.3 Amendment No. 2 to Agreement and Plan of Merger, dated as of May 7, 1997, by and among Iron Mountain, IM-1 Acquisition Corp. and Safesite Records Management Corporation filed as an exhibit to Iron Mountain's Registration Statement No. 333-24635 filed with the Securities and Exchange Commission on April 4, 1997, as amended on May 7, 1997 and May 13, 1997.

         Exhibit 2.4 Agreement and Plan of Merger, dated as of September 17, 1997, by and among Iron Mountain, IM-3 Acquisition Corp. and HIMSCORP, Inc. filed as an exhibit to Iron Mountain's Current Report on Form 8-K/A dated November 10, 1997 filed with the Securities and Exchange Commission (File No. 0-27584).

         Exhibit 2.5 Agreement and Plan of Merger, dated as of September 26, 1997, by and among Iron Mountain, Arcus Group, Inc., United Acquisition Company and Arcus Technology Services, Inc., filed as an exhibit to Iron Mountain's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 filed with the Securities and Exchange Commission (File No. 0-27584).

         Exhibit 2.6 Amendment No. 1 to Agreement and Plan of Merger, dated as of November 25, 1997, by and among Iron Mountain, Arcus Group, Inc., United Acquisition Company and Arcus Technology Services, Inc., filed as an exhibit to Iron Mountain's Registration Statement No. 333-41045 filed with the Securities and Exchange Commission on November 26, 1997.

         Exhibit 2.7       The Agreement and Plan of Merger, by and among
                           Iron Mountain Records Management, Inc., Iron
                           Mountain/NUS, Inc. and National Underground Storage, Inc. dated as of September 26, 1997 filed as an exhibit to Iron Mountain's Current Report on Form 8-K dated July 10, 1998 filed with the Securities and Exchange Commission (File No. 0-27584).

         Exhibit 23.1 Consent of Carbis Walker & Associates, LLP (National Underground Storage, Inc.)

         Exhibit 99 Press Release, dated as of July 30, 1998, by the Company pertaining to the Company's financial results for the three and six month periods ended June 30, 1998.

                          INDEPENDENT AUDITORS' REPORT




To the Board of Directors of
 Iron Mountain Incorporated:


         We have audited the accompanying balance sheets of National Underground Storage, Inc. (a Pennsylvania Corporation) as of December 31, 1997 and 1996 and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Underground Storage, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




                                                 CARBIS WALKER & ASSOCIATES, LLP


Butler, Pennsylvania
July 30, 1998

                                                     NATIONAL UNDERGROUND STORAGE, INC.

                                                               BALANCE SHEETS

                                                     June 30,             December 31,
                                                       1998           1997          1996
                                                    -----------    ------------------------
                                                    (Unaudited)
                   ASSETS

CURRENT ASSETS
    Cash and cash equivalents                       $   157,531    $    67,634  $    92,550
    Accounts receivable, net  of allowance
        for doubtful accounts of $4,095 in
        1998, $4,895 in 1997 and $151 in 1996         1,449,200      1,325,216    1,226,979
    Prepaid expenses and other                          437,560        320,796      411,435
    Deferred tax asset                                  402,746        493,652      512,757
                                                    -----------    -----------  -----------
                Total current assets                $ 2,447,037    $ 2,207,298  $ 2,243,721
                                                    -----------    -----------  -----------
OTHER ASSETS                                        $   479,264    $   485,568  $   487,089
                                                    -----------    -----------  -----------
PROPERTY, PLANT, AND EQUIPMENT
    General facilities                              $28,380,072    $28,094,372  $26,390,660
    Furniture and fixtures                            3,192,157      3,192,157    2,862,089
    Machinery and equipment                           1,573,623      1,234,322    1,141,162
    Motor vehicles                                      525,807        564,797      488,560
                                                    -----------    -----------  -----------
                                                    $33,671,659    $33,085,648  $30,882,471

    Less accumulated depreciation                    14,278,297     13,606,995   12,248,096
                                                    -----------    -----------  -----------
                                                    $19,393,362    $19,478,653  $18,634,375
    Land                                                584,965        584,965      584,965
    Construction in progress                            808,487        661,930      599,297
                                                    -----------    -----------  -----------

                Net property and equipment          $20,786,814    $20,725,548  $19,818,637
                                                    -----------    -----------  -----------

                Total assets                        $23,713,115    $23,418,414  $22,549,447
                                                    ===========    ===========  ===========



                                                      June 30,           December 31,
                                                        1998          1997          1996
                                                    -----------    ------------------------
                                                    (Unaudited)
       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Current portion of long-term debt              $ 1,342,833    $ 1,273,333  $ 1,341,033
     Accounts payable                                    97,538        148,887      101,357
     Accrued expenses                                   351,753        291,990      345,036
     Deferred revenue                                 1,483,821      1,811,330    1,687,279
     Accrued leave                                      288,294        288,294      301,397
                                                    -----------    -----------  -----------
               Total current liabilities            $ 3,564,239    $ 3,813,834  $ 3,776,102
                                                    -----------    -----------  -----------

LONG-TERM DEBT, net of current portion (Note 3)     $ 5,875,072    $ 6,107,906  $ 6,681,040
                                                    -----------    -----------  -----------

DEFERRED TAXES                                      $ 1,482,815    $ 1,511,104  $ 1,386,763
                                                    -----------    -----------  -----------

STOCKHOLDERS' EQUITY
    Common stock, $ 25 par value;
     authorized 40,000 shares;
     issued 10,175 shares                              $254,375       $254,375  $   254,375
    Additional paid-in capital                          361,523        308,270      268,808
    Retained earnings                                13,496,883     12,769,999   11,472,218
                                                    -----------    -----------  -----------
                                                    $14,112,781    $13,332,644  $11,995,401
    Less treasury stock, 2,980 shares,
     1998; 3,037 shares, 1997;
     3,044 shares, 1996; at cost                      1,321,792      1,347,074    1,289,859
                                                    -----------    -----------  -----------
               Total stockholders' equity           $12,790,989    $11,985,570  $10,705,542
                                                    -----------    -----------  -----------

               Total liabilities and
                stockholders' equity                $23,713,115    $23,418,414  $22,549,447
                                                    ===========    ===========  ===========



The accompanying notes are an integral part of these financial statements.

                       NATIONAL UNDERGROUND STORAGE, INC.

                            STATEMENTS OF OPERATIONS



                                                 Six Months Ended
                                                      June 30,                            Year Ended December 31,
                                       ----------------------------------------------------------------------------------
                                              1998                 1997                 1997                   1996
                                              ----                 ----                 ----                   ----
                                         (Unaudited)           (Unaudited)
Revenues:
    Storage                              $ 4,657,294           $4,412,118             $ 8,930,659            $ 8,139,538
    Service & storage
     materials sales                         884,605              852,537               1,752,579              1,879,243
                                         -----------           ----------             -----------            -----------

            Total Revenues               $ 5,541,899           $5,264,655             $10,683,238            $10,018,781
                                         -----------           ----------             -----------            -----------

Operating Expenses:
    Cost of sales
     (excluding
     depreciation)                       $ 2,115,765           $2,079,144             $ 4,160,871            $ 3,934,400
    Selling, general,
     and administrative                    1,121,150              995,220               2,024,052              1,901,830
    Depreciation                             713,292              671,332               1,374,162              1,252,593
                                         -----------           ----------             -----------            -----------

            Total Operating
             Expenses                    $ 3,950,207           $3,745,696             $ 7,559,085            $ 7,088,823
                                         -----------           ----------             -----------            -----------

            Operating
             Income                      $ 1,591,692           $1,518,959             $ 3,124,153            $ 2,929,958

Interest Expense, Net                       (281,850)            (309,136)               (610,337)              (596,001)
                                         -----------           ----------             -----------            -----------

            Income Before
              Provision for
              Income Taxes               $ 1,309,842           $1,209,823             $ 2,513,816            $ 2,333,957

Provision for
 Income Taxes                                543,699              462,440               1,023,474                973,490
                                         -----------           ----------             -----------            -----------

            Net Income                   $   766,143           $  747,383             $ 1,490,342            $ 1,360,467
                                         ===========           ==========             ===========            ===========


The accompanying notes are an integral part of these financial statements.

                       NATIONAL UNDERGROUND STORAGE, INC.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                     Additional                                        Total
                                          Common       Paid-in       Retained        Treasury       Stockholders'
                                          Stock        Capital       Earnings         Stock            Equity
                                         ---------   ------------   -------------   ------------   ---------------

Balance, December 31, 1995               $254,375       $168,272     $10,294,801    $(1,299,984)      $ 9,417,464

Net income                                     --             --       1,360,467             --         1,360,467

Purchase of 105 shares of                      --             --              --       (136,648)         (136,648)
 treasury stock

Sale of 218 shares                             --        100,536              --        146,773           247,309
 of treasury stock

Dividends on common stock                      --             --        (183,050)            --          (183,050)
                                         ---------   ------------   -------------   ------------   ---------------

 Balance, December 31, 1996              $254,375       $268,808     $11,472,218    $(1,289,859)      $10,705,542

Net income                                     --             --       1,490,342             --         1,490,342

Purchase of 42 shares                          --             --              --        (78,287)          (78,287)
 of treasury stock

Sale of 49 shares                              --         39,462              --         21,072            60,534
 of treasury stock

Dividends on common stock                      --              0        (192,561)            --          (192,561)
                                         ---------   ------------   -------------   ------------   ---------------

Balance, December 31, 1997               $254,375       $308,270     $12,769,999    $(1,347,074)      $11,985,570
                                         =========   ============   =============   ============   ===============



The accompanying notes are an integral part of these financial statements.

                       NATIONAL UNDERGROUND STORAGE, INC.

                            STATEMENTS OF CASH FLOWS




                                                     Six Months Ended June 30,         Year Ended December 31,
                                                    --------------------------      ---------------------------
                                                       1998            1997             1997            1996
                                                       ----            ----             ----            ----
                                                    (Unaudited)    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                       $   766,143    $   747,383      $ 1,490,342     $ 1,360,467
   Adjustments to reconcile net income to
    net cash provided by operating
    activities:
       Depreciation                                     713,292        671,332        1,374,162       1,252,593
       Deferred taxes                                    62,617         58,340          143,446         179,546
       Gain on sale of equipment                             --             --           (5,375)             --
       Changes in assets and liabilities:
          Accounts receivable                          (123,984)       (87,261)         (98,237)         48,272
          Prepaid expenses and other                   (116,764)         7,006           90,639          21,442
          Accounts payable                              (51,349)        (3,028)          47,530         (62,988)
          Accrued expenses                               59,763        (95,618)         (53,046)         22,919
          Deferred revenue                             (327,509)       (64,860)         124,051         166,749
          Accrued leave                                      --             --          (13,103)         26,818
                                                    -----------    -----------      -----------     -----------
               Net cash provided by
                operating activities                $   982,209    $ 1,233,294      $ 3,100,409     $ 3,015,818
                                                    -----------    -----------      -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property, plant, and equipment       $  (774,558)   $  (866,065)     $(2,285,111)    $(3,263,913)
   Proceeds from sale of property and equipment              --             --            9,413              --
   Other                                                  6,304        (12,190)           1,521        (325,969)
                                                    -----------    -----------      -----------     -----------
               Net cash used in
                investing activities                $  (768,254)   $  (878,255)     $(2,274,177)    $(3,589,882)
                                                    -----------    -----------      -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from long-term debt                     $   675,000    $   361,667      $   800,000     $ 2,200,000
   Principal payments on long-term debt                (838,334)      (674,584)      (1,440,834)     (1,509,462)
   Dividends                                            (39,259)       (74,855)        (192,561)       (183,050)
   Purchase of treasury stock                                --         (8,837)         (78,287)       (136,648)
   Sale of treasury stock                                78,535          3,706           60,534         247,309
                                                    -----------    -----------      -----------     -----------

               Net cash provided by (used in)
                financing activities                $  (124,058)   $  (392,903)     $  (851,148)    $   618,149
                                                    -----------    -----------      -----------     -----------

                Net increase (decrease) in cash     $    89,897    $   (37,864)     $   (24,916)    $    44,085

Cash and cash equivalents:
   Beginning of period                                   67,634         92,550           92,550          48,465
                                                    -----------    -----------      -----------     -----------

   End of period                                    $   157,531    $    54,686      $    67,634     $    92,550
                                                    ===========    ===========      ===========     ===========




The accompanying notes are an integral part of these financial statements.

                       NATIONAL UNDERGROUND STORAGE, INC.

                          NOTES TO FINANCIAL STATEMENTS


Note 1.  Nature of Business

         National Underground Storage, Inc., (the Company) is a records management company, serving a diverse range of customers storing records in an underground storage facility located in western Pennsylvania.


Note 2.  Summary of Significant Accounting Policies


         Cash and cash equivalents:

           For purposes of reporting the statements of cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.


         Revenue recognition:

           Storage income is recognized on the accrual basis for financial statement purposes. Certain rental contracts include provision for advance billings for which income is deferred to a future period in which it is earned. Storage and service revenues are recognized in the month the respective service is provided. Storage material sales are recognized when shipped to the customer. Amounts related to future storage for customers where storage fees are billed in advance are accounted for as deferred income and amortized over the applicable period. The Company has no concentrations of credit risk.

         Property, plant, and equipment:

           Property, plant, and equipment, which is carried at cost, is depreciated using the straight-line method using the following estimated useful lives:

                                                                 Years
                                                               ----------

                      General facilities                       5-30 years
                      Furniture and fixtures                   5-10 years
                      Machinery and equipment                    10 years
                      Motor vehicles                              5 years

           Minor maintenance costs are expensed as incurred. Significant additions, renewals or betterments that extend the useful lives of the assets are capitalized.

                          NOTES TO FINANCIAL STATEMENTS



Note 2.  Summary of Significant Accounting Policies (Continued)

         Impairment of long-lived assets:

           In accordance with FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. Management has not identified any assets that might be impaired.

         Income taxes:

           The Company's method of accounting for income taxes is the liability method. Under this method, either a deferred tax asset or a deferred tax liability is recognized. The deferred tax asset or liability is based on the amounts of assets and liabilities shown in the financial statements as compared to those amounts used for tax purposes. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates as of the date of enactment.

         Pension costs:

           The Company applies the provisions of FASB Statement No. 87 in accounting for its pension costs.


         Bonus and stock purchase plan:

           Bonuses are recorded and expensed in the year earned. Stock purchased by directors or key employees are purchased at book value and recorded as reduction of treasury stock with the difference being recorded to paid-in capital in the year purchased.


         Use of estimates:

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Any differences are not expected to be material.

         Unaudited financial statements:

           The unaudited financial statements included herein have been prepared in accordance with generally accepted accounting principles. In the opinion of management, the unaudited financial statements include all adjustments of a normal and recurring nature which are necessary for a fair presentation. The results of operations and cash flows for the six months ended June 30, 1998 and 1997 are not necessarily indicative of the results expected for the full year.

                          NOTES TO FINANCIAL STATEMENTS




Note 3.  Long-Term Debt

         Long-term debt consists of the following:

                                                                      1997         1996
                                                                      ----         ----
           Mortgage notes and notes payable ranging from 7.4%
             to 8.5% at December 31, 1997, payable
             monthly through 2011                                   $7,346,039   $7,986,873
           7% subordinated debentures                                   35,200       35,200
                                                                    ----------   ----------
                                                                    $7,381,239   $8,022,073
           Less current maturities                                   1,273,333    1,341,033
                                                                    ----------   ----------

                   Long-term portion                                $6,107,906   $6,681,040
                                                                    ==========   ==========

           The notes and mortgages are collateralized by substantially all of the Company's general facilities, equipment, and certain leases upon the mortgaged premises. The mortgage notes require, among other things, the Company to maintain certain financial covenants. The Company is in compliance with these covenants.

                Future principal maturities on long-term debt are as follows:


                         Year Ended
                        December 31,
                        ------------
                             1998                    $1,273,333
                             1999                     1,140,832
                             2000                       998,333
                             2001                       998,333
                             2002                       825,833
                             Thereafter               2,144,575
                                                     ----------
                                                     $7,381,239
                                                     ==========


Note 4.  Lines of Credit

         The Company has two lines of credit available from local financial institutions for $ 1,000,000. There were no borrowings against the lines of credit at December 31, 1997 and 1996. The interest rate is prime.


Note 5.  Employee Benefit Plans

         The Company contributes to a defined benefit pension plan covering substantially all employees. Plan assets are primarily investments in fixed income and equity mutual funds. The Company's funding policy is to contribute at least the minimum amounts required by the Employee Retirement Income Security Act of 1974. Pension expense for the Company sponsored plan was approximately $65,800 in 1997 and $68,900 in 1996.

                          NOTES TO FINANCIAL STATEMENTS

         The following table sets forth the plan's funded status and benefit obligations at December 31:

                                                                    1997            1996
                                                                    ----            ----
Actuarial present value of
accumulated benefit obligations:
  Vested                                                          $  539,206    $ 519,378
  Non-vested                                                          72,325       64,937
                                                                  ----------    ---------
                                                                  $  611,531    $ 584,315
                                                                  ==========    =========

Plan assets at fair value                                         $  911,567    $ 827,891
Projected benefit obligation                                         930,394      878,012
                                                                  ----------    ---------

Projected benefit obligation in
 excess of plan assets                                            $  (18,827)   $ (50,121)
Unrecognized transition amount at
 December 31                                                          58,749       66,776
Unrecognized net (gain)                                             (143,781)    (138,011)
                                                                  ----------    ---------
                Accrued pension cost                              $ (103,859)   $(121,356)
                                                                  ==========    =========

Net pension cost includes:
  Service costs, benefits earned during year                      $   57,078    $  53,792
  Interest cost on projected benefit obligation                       65,800       58,990
  Actual return on plan assets                                      (142,020)    (102,872)
  Net amortization of transition amount                                4,934        5,497
  Deferral of actual return over
   planned return                                                     79,979       53,493
                                                                  ----------    ---------
      Net pension cost                                            $   65,771    $  68,900
                                                                  ==========    =========


         The assumptions used in determining the projected benefit obligation and net pension cost were:

                                                             1997          1996
                                                             ----          ----
                Discount rate                                7.5%          7.5%
                Rate of return on plan assets                7.5%          7.5%
                Rate of compensation increase                4.5%          4.5%


         Certain key executives have a non-qualified supplemental executive retirement plan. Upon retirement, participating executives are entitled to receive a specified monthly benefit for life. Amounts accrued under this plan have been recorded as accrued expenses.


         The Company also has a 401(k) profit-sharing plan covering substantially all employees. The plan allows participants to defer up to 10% of their compensation in the form of salary deferred contributions. Employer contributions, which are made annually at the discretion of the Board of Directors, were approximately $206,300 in 1997 and $191,500 in 1996.

         Due to the purchase of the Company by Iron Mountain Incorporated on July 1, 1998, the 401(k) plan was terminated on or about June 30, 1998. The Company is in the process of preparing an application for an IRS determination letter.

                          NOTES TO FINANCIAL STATEMENTS


Note 6.  Income Taxes

         Net deferred tax liabilities consist of the following components as of December 31, 1997 and 1996:


                                                                                           1997             1996
                                                                                           ----             ----
         Deferred tax asset:
           Deferred revenue                                                            $   515,378      $   480,591
           Vacation accrual                                                                 63,375           66,793
           Accrued pension cost                                                                 --           35,455
           Miscellaneous                                                                     5,280            5,486
                                                                                       ------------     ------------
                                                                                       $   584,033      $   588,325
                                                                                       ------------     ------------

         Deferred tax liabilities:
           Property and equipment                                                      $(1,480,715)     $(1,340,856)
           Rent concession                                                                (112,950)        (121,475)
           Other                                                                            (7,820)                -
                                                                                       ------------     ------------
                                                                                       $(1,601,485)     $(1,462,331)
                                                                                       ------------     ------------
                  Net deferred tax liabilities                                         $(1,017,452)     $  (874,006)
                                                                                       ============     ============

         The deferred tax amounts mentioned above have been classified on the accompanying balance sheets as of December 31, 1997 and 1996 as follows:

         Noncurrent liabilities                                                        $(1,511,104)     $(1,386,763)
         Current assets                                                                    493,652          512,757
                                                                                       ------------     ------------
                                                                                       $(1,017,452)     $  (874,006)
                                                                                       ============     ============

         The provision for income taxes charged to operations for the years ended December 31, 1997 and 1996 consists of the following:

         Current tax expense                                                           $   880,028      $   793,944
         Deferred tax expense                                                              143,446          179,546
                                                                                       ------------     ------------
                                                                                       $ 1,023,474      $   973,490
                                                                                       ============     ============

         The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1997 and 1996 due to the following:

         Computed "expected" tax expense                                               $   854,478      $   794,396
         Increase (decrease) in income taxes
          resulting from:
           Other non-deductible expenses                                                     6,241            6,554
           State income taxes, net of Federal
            tax benefit                                                                    166,758          174,669
           Tax exempt interest income                                                       (4,003)          (2,129)
                                                                                       ------------     ------------
                                                                                       $ 1,023,474      $   973,490
                                                                                       ============     ============

                          NOTES TO FINANCIAL STATEMENTS


Note 7.  Leasing Arrangements

         The Company's leasing operations consist of rental of underground storage facilities which are classified as operating leases for financial reporting purposes. Future minimum rents due the Company on non-cancelable operating leases for the next five years aggregate approximately $25,000,000.


Note 8.  Stock Repurchase Agreements

         The Company has an agreement with certain key employees which provides a guaranteed market for their shares upon death if tendered. The purchase price is based upon a specified formula. The agreement limits payments in any one year to 10% of net earnings of the Company. Interest is due on the unpaid balance at 6% per annum.


Note 9.  Bonus and Stock Purchase Plan


         Effective in 1992, the Company adopted a non-qualified bonus and stock purchase plan which provided for the granting of bonuses and the opportunity to purchase stock to directors and certain key employees. 525 shares of stock were originally reserved under this plan.
         Annually bonuses are issued based upon certain corporate and individual performance goals. Part of the bonus may then be used to purchase corporate stock. Under this program, 54 and 58 shares were eligible for purchase in 1996 and 1997, respectively, and 45 and 49 were purchased in 1996 and 1997. At December 31, 1997, there were 272 shares reserved for issuance under this plan.



Note 10. Statements of Cash Flows

         In accordance with FASB Statement No. 95, the Company has presented a statement of cash flows. FASB Statement No. 95 requires the following disclosures:

         Supplemental disclosure of cash flow information:

                                                         1997            1996
                                                         ----            ----
                Cash paid during the year:
                    Interest                           $632,918        $607,105
                                                       ========        ========
                    Income taxes                       $788,975        $813,802
                                                       ========        ========


Note 11. Subsequent Events

         Sale of Company Stock:

           On July 1, 1998, the stockholders of the Company sold their stock to Iron Mountain Incorporated for approximately $22,000,000 plus the assumption of approximately $7,000,000 of debt.

                          NOTES TO FINANCIAL STATEMENTS

         Bonus and Stock Purchase Plan:

           Under the Bonus and Stock Purchase Plan, in 1998, 60 shares were eligible for purchase and 57 shares were actually purchased. Subsequent to the 1998 purchases, the plan was terminated.


         Defined Benefit Plan:

           Due to the purchase of the Company on July 1, 1998, benefit accruals are expected to be frozen as of July 31, 1998. Additionally, the Plan is expected to be terminated on September 15, 1998. The Plan will be applying for an IRS determination letter in the near future.

         Long-Term Debt Retirement:

           On July 1, 1998, Iron Mountain Incorporated paid off the balances of National Underground Storage, Inc.'s long-term debt as of June 30, 1998.

                           IRON MOUNTAIN INCORPORATED
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



The following Unaudited Pro Forma Condensed Consolidated Balance Sheet has been prepared based on the unaudited historical condensed consolidated balance sheets of the Company and NUS as of June 30, 1998, and gives effect to the NUS acquisition as if it had occurred as of June 30, 1998. The following Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 1998 and for the year ended December 31, 1997, give effect to the NUS acquisition and to the acquisitions of Safesite, Allegiance, FileSafe, Record Masters and Arcus (together with related real estate transactions, the "Previous Acquisitions") as if each had occurred as of January 1, 1997. However, the aforementioned statements of operations do not include results of operations prior to the date of acquisition, or pro forma adjustments, for acquisitions completed by Record Masters and Arcus in 1997. Pro Forma adjustments are described in the accompanying notes.

The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 1998 and for the year ended December 31, 1997, give effect to the Equity Offering and the application of the net proceeds therefrom as if the Equity Offering had occurred as of January 1, 1997. In addition, the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1997, gives effect to the sale of the 1997 Notes and the application of the net proceeds therefrom as if the sale of the 1997 Notes had occurred as of January 1, 1997. Pursuant to certain SEC Rules and Regulations, the Unaudited Pro Forma Condensed Consolidated Statements of Operations do not include results of operations prior to their respective date of acquisition, or pro forma adjustments, for the 14 acquisitions completed in 1997 and the six acquisitions completed in 1998 that are not specifically defined herein as the Previous Acquisitions.


The Unaudited Pro Forma Condensed Consolidated Statements of Operations are not necessarily indicative of the actual results of operations that would have been reported had the NUS acquisition, the Previous Acquisitions, the Equity Offering and the sale of the 1997 Notes been consummated as of January 1, 1997, nor do they purport to indicate the results of future operations of the Company. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs which may occur as a result of the integration and consolidation of the NUS acquisition and the Previous Acquisitions. In the opinion of management, all adjustments necessary to present fairly such pro forma financial statements have been made.

All of the acquisitions and related real estate transactions have been accounted for using the purchase method of accounting.

                           IRON MOUNTAIN INCORPORATED
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 1998

                                 (In thousands)
                                   (Unaudited)

                                             Historical                                           Pro Forma
                                                Iron         Historical      Pro Forma              Iron
                                              Mountain           NUS        Adjustments           Mountain
                                              --------           ---        -----------           --------
Assets

Current Assets                               $108,033         $ 2,447        $(14,589)   (A)     $ 95,891
Property, Plant and Equipment, net            220,168          20,787              --             240,955
Goodwill, net                                 509,436              --           9,843    (B)      519,279
Other Long-term Assets                         29,395             479              --              29,874
                                             --------         -------        --------            --------

    Total Assets                             $867,032         $23,713        $ (4,746)           $885,999
                                             ========         =======        ========            ========

Liabilities and Stockholders' Equity

Current Liabilities                          $ 76,674         $ 3,564          $ (698)  (C)(D)   $ 79,540
Long-term Debt, net of Current Portion        427,034           5,875           8,743    (E)      441,652
Deferred Rent                                   8,874              --              --               8,874
Deferred Income Taxes                           8,442           1,483              --               9,925
Other Long-term Liabilities                     5,475              --              --               5,475
Stockholders' Equity                          340,533          12,791         (12,791)   (F)      340,533
                                             --------         -------        --------            --------

    Total Liabilities and Stockholders'
       Equity                                $867,032         $23,713        $ (4,746)           $885,999
                                             ========         =======        ========            ========




         The accompanying Notes are an integral part of these pro forma financial statements.

                           IRON MOUNTAIN INCORPORATED
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                      (In thousands, except per share data)
                                   (Unaudited)


                                             Historical                                          Pro Forma
                                                Iron         Historical      Pro Forma             Iron
                                              Mountain           NUS        Adjustments          Mountain
                                              --------           ---        -----------          --------
Revenues:
    Storage                                  $108,540         $ 4,657        $     --           $113,197
    Service and Storage Material Sales         94,007             885              --             94,892
                                             --------         -------        --------           --------
        Total Revenues                        202,547           5,542              --            208,089

Operating Expenses:
    Cost of Sales (Excluding Depreciation)    106,274           2,116              --            108,390
    Selling, General and Administrative        50,219           1,121              --             51,340
    Depreciation and Amortization              23,386             713             (87)  (G)       24,013
                                             --------         -------        --------           --------
        Total Operating Expenses              179,879           3,950             (87)           183,743
                                             --------         -------        --------           --------

Operating Income                               22,668           1,592              87             24,346

Interest Expense, net                          23,229             282          (1,732)  (H)(J)    21,779
Other Income                                    1,700              --              --              1,700
                                             --------         -------        --------           --------

Income Before Provision for Income Taxes        1,139           1,310           1,819              4,268

Provision for Income Taxes                      1,714             544             773   (I)(K)     3,031
                                             --------         -------        --------           --------
Net Income (Loss)                            $   (575)        $   766        $  1,045           $  1,237
                                             ========         =======        ========           ========

Net Income (Loss) per Common Share -
   Basic and Diluted                         $  (0.02)                                          $   0.04
                                             ========                                           ========

Weighted Average Common Shares
   Outstanding - Basic                         25,648                           3,169   (L)       28,817
                                             ========                        ========           ========

Weighted Average Common Shares
   Outstanding - Diluted                       25,648                           4,084   (L)(M)    29,732
                                             ========                        ========           ========

EBITDA                                       $ 46,054         $ 2,305        $     --           $ 48,359
                                             ========         =======        ========           ========




         The accompanying Notes are an integral part of these pro forma financial statements.

                           IRON MOUNTAIN INCORPORATED
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                      (In thousands, except per share data)
                                   (Unaudited)

                                                                           Pro Forma
                       Historical                                             For                                      Pro Forma
                          Iron         Previous                             Previous    Historical                        Iron
                        Mountain     Acquisitions(1)  Adjustments         Acquisitions     NUS       Adjustments        Mountain
                       ---------     ---------------  -----------         ------------  ----------   -----------       ---------
Revenues:
 Storage               $ 125,968      $  81,683         $    --             $207,651      $ 8,931      $   --           $216,582
 Service and Storage
   Material Sales         82,797         58,335              --              141,132        1,752          --            142,884
                       ---------      ---------         -------             --------      -------      ------           --------
    Total Revenues       208,765        140,018              --              348,783       10,683          --            359,466
Operating Expenses:
 Cost of Sales
   (Excluding
   Depreciation)         106,879         74,644            (187)   (N)       181,336        4,161          --            185,497
 Selling, General and
   Administrative         51,668         47,426          (8,867)   (O)        90,227        2,024          --             92,251
 Depreciation and
   Amortization           27,107          8,919           4,770    (P)        40,796        1,374        (121)   (P)      42,049
                       ---------      ---------         -------             --------      -------      ------           --------
    Total Operating
      Expenses           185,654        130,989          (4,284)             312,359        7,559        (121)           319,797
                       ---------      ---------         -------             --------      -------      ------           --------
Operating Income          23,111          9,029           4,284               36,424        3,124         121             39,669
Interest Expense, net     27,712          5,364           8,660 (Q)(S)(T)     41,736          610         463    (Q)      42,809
                       ---------      ---------         -------             --------      -------      ------           --------
Income (Loss) Before
 Provision (Credit)
 for Income Taxes         (4,601)         3,665          (4,376)              (5,312)       2,514        (342)            (3,140)
Provision (Credit) for
 Income Taxes                (80)           676           1,467    (R)(U)      2,063        1,024         (24)   (R)       3,063
                       ---------      ---------         -------             --------      -------      ------           --------
Net Income (Loss)      $  (4,521)     $   2,989         $(5,843)             $(7,375)      $1,490      $ (318)          $ (6,203)
                       =========      =========         =======             ========      =======      ======           ========
Net Loss per Common
 Share - Basic and
 Diluted               $   (0.26)                                             $(0.26)                                   $  (0.22)
                       =========                                            ========                                    ========
Weighted Average
 Common Shares
 Outstanding              17,172                         10,870    (V)        28,042                                      28,042
                       =========                        =======             ========                                    ========
EBITDA                 $  50,218      $  17,948         $ 9,054             $ 77,220      $ 4,498      $   --           $ 81,718
                       =========      =========         =======             ========      =======      ======           ========

-------------------------
(1)  See Schedule A for detail of the Previous Acquisitions.






         The accompanying Notes are an integral part of these pro forma financial statements.

                                                                      Schedule A


                           IRON MOUNTAIN INCORPORATED
                        SCHEDULE OF PREVIOUS ACQUISITIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                 (In thousands)
                                   (Unaudited)


                                                     Previous Acquisitions (1)
                                ------------------------------------------------------------------         Total
                                                                          Record                          Previous
                                  Safesite    FileSafe    Allegiance    Masters(2)      Arcus(3)        Acquisitions
                                ----------    --------    ----------    ----------      ----------      ------------
Revenues:
   Storage                       $  4,198     $  5,254      $1,625        $18,999        $51,607          $ 81,683
   Service and Storage Material
    Sales                           6,034        3,419       1,132          4,012         43,738            58,335
                                 --------     --------    --------        -------        -------          --------
      Total Revenues               10,232        8,673       2,757         23,011         95,345           140,018
Operating Expenses:
   Cost of Sales (Excluding
    Depreciation)                   5,111        3,019       1,378         11,813         53,323            74,644
   Selling, General and
    Administrative                  4,460        1,497         580          5,493         35,396  (4)       47,426
   Depreciation and Amortization      397          289         149          2,067          6,017             8,919
                                 --------     --------    --------        -------        -------          --------
      Total Operating Expenses      9,968        4,805       2,107         19,373         94,736           130,989
                                 --------     --------    --------        -------        -------          --------
Operating Income                      264        3,868         650          3,638            609             9,029
Interest (Income) Expense              26          142         (31)         1,910          3,317             5,364
                                 --------     --------    --------        -------        -------          --------
Income (Loss) Before Provision
   (Credit) for Income Taxes          238        3,726         681          1,728         (2,708)            3,665

Provision (Credit) for Income
   Taxes                               77           --          28          1,267           (696)              676
                                 --------     --------    --------        -------        -------          --------
Net Income (Loss)                $    161     $  3,726      $  653        $   461        $(2,012)         $  2,989
                                 ========     ========    ========        =======        =======          ========

 EBITDA                          $    661     $  4,157      $  799        $ 5,705        $ 6,626          $ 17,948
                                 ========     ========    ========        =======        =======          ========


----------------------

(1) Represents historical results of operations for each Previous Acquisition for the period in 1997 prior to acquisition by the Company.


(2) Does not include results of operations prior to the date of acquisition, or pro forma adjustments, for an acquisition completed by Record Masters in 1997.

(3) Does not include results of operations prior to the date of acquisition, or pro forma adjustments, for an acquisition completed by Arcus in 1997.

(4) Includes $8.1 million of stock compensation expense directly attributable to the Arcus Merger.





         The accompanying Notes are an integral part of these pro forma financial statements.

                           IRON MOUNTAIN INCORPORATED
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 (In thousands)



(1)      Purchase Price Allocation


The purchase price of the NUS acquisition has been allocated to the acquired assets and liabilities based upon their estimated fair values. It is not practicable at this time to estimate the fair value of the property, plant and equipment; accordingly, the net book value has been used for pro forma purposes. Any excess has been allocated to goodwill. The purchase price allocation is preliminary and subject to adjustment based on the final determination of the fair value of the net assets acquired.


            Purchase Price:
                Cash Paid                                     $21,989
                Assumption of Long-term Debt                    7,218
                                                              -------
                      Total Purchase Price                    $29,207
                                                              -------

            Allocation of Purchase Price:
                Current Assets                                $ 2,447
                Property, Plant and Equipment                  20,787
                Other Long-term Assets                            479
                Current Liabilities                            (2,866)
                Deferred Income Taxes                          (1,483)
                                                              -------

            Fair Value of Net Assets Acquired                  19,364
                                                              -------

            Goodwill                                          $ 9,843
                                                              =======

 (2)     Pro Forma Balance Sheet Adjustments

         The pro forma adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1998 consist of the following:


                                                                                             Pro Forma
                                                                                            Adjustments
                                                                                           -------------
         (A)  To record the use of a portion of the net proceeds from the Equity
                 Offering, included in cash as of June 30, 1998, to fund a portion of
                 the purchase price of the NUS acquisition                                    $(14,589)

         (B) To record increase in goodwill equal to the excess of purchase
                 price over fair value of net assets acquired                                    9,843

         (C)  To record the retirement of debt in connection with the NUS acquisition           (1,343)

         (D)  To record purchase reserves                                                          645

         (E)  To record additional debt incurred to finance the NUS acquisition                  8,743

         (F)  To reverse the equity of NUS                                                     (12,791)

                           IRON MOUNTAIN INCORPORATED
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 (In thousands)
                                   (Continued)



(3)      Pro Forma Statements of Operations Adjustments

         The pro forma adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 1998 consist of the following:

                                                                                              Pro Forma
                                                                                             Adjustments
                                                                                           ----------------
             Acquisition Adjustments:

         (G)    To reflect reduction in depreciation expense based on the fair value of the assets acquired and the remaining useful lives and the
                   amortization of goodwill                                                   $   (87)

         (H)    To reverse interest expense on retired debt and to record interest expense on the additional debt incurred to finance the NUS
                   acquisition                                                                    256

         (I)    To adjust the provision for income taxes to a 40% rate on pro
                   forma income before nondeductible goodwill amortization                        (22)

             Equity Offering Adjustments:

         (J)    To reverse interest expense on Iron Mountain Debt, outstanding under the Credit Agreement, assumed to be retired with a portion of the
                   net proceeds from the Equity Offering                                       (1,988)

         (K)    To adjust the provision for income taxes to a 40% rate on pro forma
                   income before nondeductible goodwill amortization                          $   795

         (L)    To adjust pro forma weighted average common shares outstanding as
                   if the Equity Offering had occurred as of January 1, 1997                    3,169

         (M)    To adjust pro forma weighted average common shares outstanding to give effect to all dilutive potential common  shares required due
                   to pro forma net income                                                        915

                           IRON MOUNTAIN INCORPORATED
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 (In thousands)
                                   (Continued)

          The pro forma adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 1997 consist of the following:


                                        1997
                                        Bonds                    Previous Acquisitions                        Total
                                        and the   -------------------------------------------------------    Previous
                                        Equity                                        Record                 Acquisition     NUS
                                       Offering   Safesite    FileSafe   Allegiance   Masters    Arcus      Adjustments  Adjustments
                                       ---------------------------------------------------------------------------------------------

    Acquisition Adjustments:

 (N) To eliminate rent expense
       to reflect the purchase
       of facilities previously
       leased                          $    --    $ (187)       $   --       $ --     $   --    $    --     $   (187)      $  --

 (O) To reverse stock
       compensation charge
       directly attributable
       to the Arcus Merger and
       to conform the accounting
       policy of Arcus to that
       of the Company with
       respect to the
       capitalization of costs
       for software developed
       for internal use                     --        --            --         --         --     (8,867)      (8,867)         --

 (P) To adjust depreciation
       expense based on the
       fair value of assets
       acquired and the
       remaining estimated
       useful lives and the
       amortization of
       goodwill                             --       629           921        178        757      2,285        4,770        (121)

 (Q) To reverse interest
       expense on retired debt
       and to record interest
       expense on the additional
       debt incurred
       to finance the
       acquisition                          --       572         2,456        591      1,277      4,014        8,910         463

 (R) To adjust the provision for
       income taxes to a 40% rate
       before nondeductible
       goodwill amortization                --       (56)          139         25       (720)     1,779        1,167         (24)

     1997 Bond and Equity
       Offering Adjustments:

 (S) To reverse interest expense
       on the Company's Debt,
       outstanding under the
       Credit Agreement, assumed
       to be retired with a portion
       of the net proceeds from
       the Equity Offering             (18,474)       --            --         --         --         --      (18,474)        --


 (T) To record interest expense
       on the 1997 Bonds as if
       they had been issued on
       January 1, 1997                  18,224        --            --         --         --         --       18,224          --

 (U) To adjust the provision for
       income taxes to a 40% rate
       before nondeductible goodwill
       amortization                    $   300    $   --        $   --       $ --     $   --    $    --     $    300       $  --

 (V) To adjust pro forma weighted
       average common shares
       outstanding as if the
       Previous Acquisitions
       and the Equity Offering
       had occurred as of
       January 1, 1997                   6,038     1,178            --         --      1,497      2,157       10,870          --

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                      IRON MOUNTAIN INCORPORATED
                                                      --------------------------
                                                      (Registrant)






August 7, 1998                       By: /s/ Jean A. Bua
--------------                           ---------------
   (date)                                Jean A. Bua

                                         Vice President and Corporate Controller
                                         (Principal Accounting Officer)